UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 2, 2010

FNB UNITED CORP.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-13823	56-1456589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Fayetteville Street, Asheboro, North Carolina	27203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (336) 626-8300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 2, 2010, FNB United Corp. received a written notice from The Nasdaq Stock Market indicating that FNB United is not in compliance with Rule 5450(a)(1), the bid price rule, because the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive business days. Rule 5810(c)(3)(A) provides FNB United with 180 calendar days, or until January 31, 2011, to regain compliance with the bid price rule. If the bid price of FNB United’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days during this 180-day grace period, compliance will be achieved, and Nasdaq will send to FNB United written confirmation of compliance.

If FNB United does not regain compliance with the bid price rule by January 31, 2011, it will receive written notification from Nasdaq that its common stock is subject to delisting. Alternatively, FNB United may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market. To pursue this alternative, FNB United will need to submit an application to transfer its common stock to The Nasdaq Capital Market.

The notice from Nasdaq has no effect at this time on the listing of FNB United common stock on The Nasdaq Global Select Market, where it trades under the symbol “FNBN.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB UNITED CORP.

Date: August 6, 2010	By	/s/ Mark A. Severson
Mark A. Severson
Executive Vice President

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